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                                                                 Exhibit (g)(14)

                                     Form of

                                LETTER AGREEMENT

June 12, 2009

Mr. Matthew Kelly
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Mr. Kelly:

Please be advised that Janus Investment Fund (the "Trust") has established Janus Forty Fund, Janus Global Real Estate Fund, INTECH Risk-Managed Growth Fund, INTECH Risk-Managed International Fund, INTECH Risk-Managed Value Fund, Janus International Equity Fund, Janus International Forty Fund, Janus Long/Short Fund, Janus Modular Portfolio Construction Fund and Perkins Large Cap Value Fund, each as a new series of the Trust effective on or about July 6, 2009. Pursuant to the existing Custodian Contract between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:
   ------------------------------------
   Stephanie Grauerholz-Lofton
   Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:
   ------------------------------------

Agreed to this ____ day of _____________ 2009

cc:      Lee Hillman
         Maria Rowland